UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ADDITIONAL MATERIALS

RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 15, 2023

June 6, 2023

RE: Institutional Shareholders Services (“ISS”) 2023 Research Report

Dear Stockholders:

Monolithic Power Systems, Inc. (the “Company,” “MPS,” “we,” “us,” or “our”) has received and reviewed ISS’s Research Report issued on June 2, 2023 (the “2023 Report”), regarding the proposals included in our definitive proxy statement filed on May 1, 2023 (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). In the 2023 Report, ISS recommended a vote against “Proposal Three - Advisory Vote to Approve Named Executive Officer Compensation” (“Proposal 3”). We believe that this recommendation is based on egregious factual errors, grossly incorrect methodologies and insufficient consideration of the facts. For the reasons described below in response to ISS’s error-laden analysis and in our Proxy Statement and other filings of additional materials filed with the SEC, the Board of Directors (the “Board”) recommends that stockholders vote FOR Proposal 3, notwithstanding ISS’s recommendation.

1.

ISS applied an incorrect methodology in valuing our CEO and other Named Executive Officers’ (“NEOs”) 2022 equity grants that is inconsistent with SEC disclosure requirements. In addition, ISS disregarded the Company’s strong business reasons to replace the performance objectives in response to changes in market conditions in favor of stockholders’ long-term interests.

Valuation:

Throughout the 2023 Report, ISS erroneously stated that our CEO’s equity compensation value was $20.7 million by simply applying the closing stock price on the grant date to value the 2022 market-based restricted stock unit (“MSU”) awards. This is not the correct methodology required for disclosure purposes under SEC rules. Pursuant to SEC Regulation S-K Item 402(c)(2)(v), stock award value disclosed in the Summary Compensation Table must be based on the “aggregate grant date fair value computed in accordance with FASB ASC Topic 718”. Under the prescribed SEC rules, our CEO’s equity compensation value should be valued at $13.9 million, $6.8 million lower than ISS’s computed value.

Under ASC Topic 718, since stock awards with market conditions lack observable market prices of identical or similar equity or liability instruments in active markets, they must be valued using an acceptable valuation technique, such as a Monte Carlo simulation model. We engaged a third-party valuation firm to perform the calculation for the MSU awards, and the valuation was audited by our independent auditors. Generally, the more difficult the conditions, the higher the discount rate. For the MSU awards, the combination of the rigorous stock price targets and the relative total stockholder return (“TSR”) performance requirement reduced the grant date fair value per share to $187.02 from the grant date stock price per share of $342.16. The results derived from the Monte Carlo simulation indicate that these market conditions are rigorous, and our CEO must be able to executive and deliver strong financial results and translate the financial success into stock price appreciation over the performance period in order to earn the awards.

In summary, we urge stockholders to disregard the value of $20.7 million stated in the 2023 Report because it is incorrect and inconsistent with SEC disclosure rules.

Mid-Cycle Change to Performance Goals:

In the 2023 Report, ISS noted that “investors generally disfavor mid-cycle adjustments to performance metrics, as this process can circumvent pay-for-performance outcomes.” This conclusion would only make sense if the original performance metrics were becoming more difficult to achieve and the Compensation Committee of the Board (the “Compensation Committee”) wanted to make the goals easier. However, as indicated in the Proxy Statement, this was not the reason for our mid-cycle change.

Each year, the Compensation Committee carefully considers our most important business priorities in an ever-changing macroeconomic environment and holds our executives accountable by designing rigorous performance goals that align well with our long-term strategy and stockholders’ interests.

In the beginning of 2022, the semiconductor industry continued to be negatively affected by global manufacturing capacity constraints, which have affected our ability to meet growing customer demand and have also become a concern from our investors and analysts. Accordingly, the Compensation Committee approved, for the initial performance-based restricted stock unit (“PSU”) awards, performance conditions that would require MPS to secure additional wafer capacity, in addition to the annual revenue-based goals.

In October 2022, as a result of the swift changes in market conditions, the Compensation Committee reexamined the goals for the PSU awards to determine whether they were still deemed ambitious and continued to align with our long-term strategy and, more importantly, the long-term interests of our stockholders. The following table summarizes their assessment:

Performance Goals	Positive Elements	Negative Elements
Revenue	● Aligns with our long-term business plan and execution.	● May not necessarily translate into long-term value for our stockholders, given the current stock market volatility.
Wafer capacity	● Ensures our ability to meet customer demand.	● Supply constraints start to soften, making the goal a lesser business priority.
TSR	● Promotes rigorous accountability by directly aligning with long-term stockholder value creation.	● Achievement may be tied to overall favorable market sentiment.

As part of our quarterly forecasts performed for our stock compensation analysis, we also noted in the second half of 2022 that it was probable that we would achieve the wafer capacity goal at the end of the performance period. Based on this data, the Compensation Committee believed that our NEOs should not take credit and be entitled to the expected-to-be earned equity due to external macroeconomic factors. Furthermore, revenue growth performance in a volatile stock market environment does not necessarily translate into stockholder returns. In 2022, while we achieved record revenue growth rate of 49%, our one-year TSR was down 28% due to overall negative market sentiment. As a result, to establish executive accountability and directly align long-term interests of our NEOs and stockholders, the Compensation Committee decided to cancel the revenue and capacity goals and impose market-based conditions based on the achievement of stock price targets and relative TSR performance for the MSUs.

2.

ISS criticized the size of our CEO and other NEO pay packages and realized pay. However, a substantial portion of our NEOs’ realized pay was attributable to MSUs granted in 2013 with a five-year measurement period and an additional five-year vesting period, which combine for a long-term ten-year period. From the end of 2013 through the end of 2022, our stock price increased over 1,100%.

Our CEO and the rest of our NEOs should not be penalized for having a high realized pay because a significant portion of their stock awards earned based on strong performance was then subject to long service-based vesting periods, with our stock price increasing over 1,100% and market capitalization increasing from $1.2 billion to $16.7 billion. This is a result that is fully in alignment with long-term stockholder interests.

Each year, based on feedback from our stockholders, the Compensation Committee imposes substantial performance and vesting periods on all of our NEOs’ stock awards. In 2022, a significant portion (37%) of our CEO’s realized stock value was attributable to the MSUs granted in December 2013 (“2013 MSUs”). The 2013 MSUs had a five-year performance period and, upon achievement of the market conditions, an additional five-year service condition, for a total of ten years. Since the quarterly vesting began in March 2019, our stock price has increased substantially from December 2013, as illustrated in the chart below:

`

As a result of the significant stock price appreciation during the performance and vesting periods, the realized value of the 2013 MSUs also increased when the shares began vesting March 2019. Hypothetically, if our stock price had remained at the grant date stock price level ($31.73) from 2019 to 2022, our CEO’s realized value for the 2013 MSUs would have been significantly lower ($40 million in 2022), as shown in the chart below:

As the tables above demonstrate, the amount of our CEO’s realized value of the stock awards is directly linked to the significant increase in our stock price, thereby consistently creating substantial long-term value for our stockholders.

3.

The fact that prior grants vested at maximum in the past few years when the Company significantly outperformed the market and its peers is not a valid reason to recommend against pay-for-performance. Our success is built on our strong pay-for-performance culture, including among our rank-and-file employees in addition to our CEO and other NEOs. We believe 100 percent performance-based compensation with significant upside for our executives and employees provides strong incentives that will generate more robust returns to our stockholders than more traditional compensation packages.

In the 2023 Report, while ISS was specifically concerned with the maximum payout opportunities, they failed to highlight the important achievements reflected by these payout results: (a) we outperformed the market and our peers; and (b) the significant upside of our equity awards has successfully translated into equally significant business growth and returns to our stockholders, in most cases at levels much higher than what were needed for our NEOs to receive the maximum earn-out under the compensation programs. The payout history fully demonstrates a direct correlation between performance and pay.

MSUs:

In each of 2013, 2015, 2018 and 2020, the Compensation Committee granted long-term MSU awards to our NEOs with stock price targets. The significant upside of these awards fully aligned with the long-term interests of both our NEOs and our stockholders, as illustrated in the tables below.

Table One:

This table shows the actual cumulative returns achieved during the performance period for each MSU program1, compared with the returns for the highest stock price target. We did not just meet the returns for the highest stock price target – we beat each one by a large margin, by as much as 207%.

	Cumulative TSR	TSR for the Highest Stock Price Target	Excess
2013 MSU Program	287%	80%	207%
2015 MSU Program	191%	115%	76%
2018 MSU Program	238%	59%	179%
2020 MSU Program	42%	21%	21%

Table Two:

This table shows the actual cumulative returns achieved during the performance period for each MSU program1, compared with the cumulative returns of the PHLX Semiconductor Sector (“PHLX”) Index and the S&P 500 Index during the same period. We beat the returns of the PHLX Index and the S&P 500 Index by significant margins, by as much as 158% and 246%, respectively.

	MPS Cumulative TSR	PHLX Index Cumulative TSR	Excess
2013 MSU Program	287%	129%	158%
2015 MSU Program	191%	179%	12%
2018 MSU Program	238%	116%	122%
2020 MSU Program	42%	20%	22%

	MPS Cumulative TSR	S&P 500 Index Cumulative TSR	Excess
2013 MSU Program	287%	41%	246%
2015 MSU Program	191%	58%	133%
2018 MSU Program	238%	42%	196%
2020 MSU Program	42%	19%	23%

PSUs:

From 2014 to 2021, the performance conditions for our PSUs were tied to our revenue growth rate compared to the analog industry’s growth rate. To earn the maximum payout, we must outperform our peers within the analog industry by more than 15% for each year. As the Company grew each year, this 15% target became even more difficult to achieve. As the following table indicates, from 2019 to 2021, our NEOs earned the maximum awards at 300% of target levels because we outperformed the analog industry significantly, by as much as 24%. From 2014 through 2018, even though we also outperformed the analog industry each year, by as much as 14%, our NEOs failed to earn the 300% maximum payouts. This result shows that while significant upside opportunities were present for our equity awards, earn-outs were never guaranteed and required achievement of rigorous performance metrics.

1 The performance periods for the 2018 MSU program and the 2020 MSU program will end on December 31, 2023 and July 20, 2023, respectively. For purposes of the illustration, we assumed December 31, 2022 as the hypothetical end of the performance period for both programs.

	MPS Revenue Growth Rate Exceeded Analog Industry by	% of Earn-Out
2014 PSU Program	12%	275%
2015 PSU Program	13%	283%
2016 PSU Program	11%	246%
2017 PSU Program	12%	260%
2018 PSU Program	14%	297%
2019 PSU Program	24%	300%
2020 PSU Program	21%	300%
2021 PSU Program	19%	300%

FOR ALL OF THE FOREGOING REASONS, AS WELL AS THOSE SET FORTH IN THE PROXY STATEMENT AND OUR OTHER FILINGS OF ADDITIONAL MATERIALS WITH THE SEC, OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE -  ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Sincerely,

Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary